                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                   OMB Number:        3235-0145
                                                   Expires:    October 31, 1994
                                                   Estimated average burden
                                                   hours perform..........14.90
                                                  ------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*
                                             ---

                                  Diacrin, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, .01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    25243N103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


           Allison Newman, Esq., Bachner, Tally, Polevoy & Misher LLP
           380 Madison Avenue, New York, New York 10017 (212) 687-7000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                     1/1/98
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


                        (Continued on following page(s))

                               Page 1 of 21 Pages

                      The Exhibit Index appears on page 19.

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 2 of 21 Pages
          -----------                                            ---  ----
______________________                                       __________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |         HealthCare Ventures II, L.P.
_______|______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    SOURCE OF FUNDS*
       |         N/A
_______|_______________________________________________________________________
       |
    5  |    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
       |    PURSUANT TO ITEMS 2(3) OR 2(e)                             [ ]
_______|_______________________________________________________________________
       |
    6  |    CITIZENSHIP OR PLACE OR ORGANIZATION
       |         Delaware
_______|_______________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |   3,196,385
  PERSON       |_____|________________________________________________________
   WITH        |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   3,196,385
_______________|_____|_________________________________________________________
       |
   11  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   3,196,385
_______|_______________________________________________________________________
       |
   12  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   13  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       |   24.1%
_______|_______________________________________________________________________
       |
   14  |   TYPE OF REPORTING PERSON
       |   PN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 3 of 21 Pages
          -----------                                            ---  ----
______________________                                       __________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |         HealthCare Partners II, L.P.
_______|______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    SOURCE OF FUNDS*
       |         N/A
_______|_______________________________________________________________________
       |
    5  |    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
       |    PURSUANT TO ITEMS 2(3) OR 2(e)                             [ ]
_______|_______________________________________________________________________
       |
    6  |    CITIZENSHIP OR PLACE OR ORGANIZATION
       |         Delaware
_______|_______________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |   3,196,385
  PERSON       |_____|________________________________________________________
   WITH        |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   3,196,385
_______________|_____|_________________________________________________________
       |
   11  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   3,196,385
_______|_______________________________________________________________________
       |
   12  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   13  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       |   24.1%
_______|_______________________________________________________________________
       |
   14  |   TYPE OF REPORTING PERSON
       |   PN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 4 of 21 Pages
          -----------                                            ---  ----
______________________                                       __________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |         HealthCare Ventures III, L.P.
_______|______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    SOURCE OF FUNDS*
       |         N/A
_______|_______________________________________________________________________
       |
    5  |    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
       |    PURSUANT TO ITEMS 2(3) OR 2(e)                            [ ]
_______|_______________________________________________________________________
       |
    6  |    CITIZENSHIP OR PLACE OR ORGANIZATION
       |         Delaware
_______|_______________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |   994,078
  PERSON       |_____|________________________________________________________
   WITH        |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   994,078
_______________|_____|_________________________________________________________
       |
   11  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   994,078
_______|_______________________________________________________________________
       |
   12  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   13  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       |   7.5%
_______|_______________________________________________________________________
       |
   14  |   TYPE OF REPORTING PERSON
       |   PN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 5 of 21 Pages
          -----------                                            ---  ----
______________________                                       __________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |         HealthCare Partners III, L.P.
_______|______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    SOURCE OF FUNDS*
       |         N/A
_______|_______________________________________________________________________
       |
    5  |    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
       |    PURSUANT TO ITEMS 2(3) OR 2(e)                             [ ]
_______|_______________________________________________________________________
       |
    6  |    CITIZENSHIP OR PLACE OR ORGANIZATION
       |         Delaware
_______|_______________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |   994,078
  PERSON       |_____|________________________________________________________
   WITH        |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   994,078
_______________|_____|_________________________________________________________
       |
   11  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   994,078
_______|_______________________________________________________________________
       |
   12  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   13  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       |   7.5%
_______|_______________________________________________________________________
       |
   14  |   TYPE OF REPORTING PERSON
       |   PN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 6 of 21 Pages
          -----------                                            ---  ----
______________________                                       __________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |         HealthCare Ventures IV, L.P.
_______|______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    SOURCE OF FUNDS*
       |         N/A
_______|_______________________________________________________________________
       |
    5  |    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
       |    PURSUANT TO ITEMS 2(3) OR 2(e)                             [ ]
_______|_______________________________________________________________________
       |
    6  |    CITIZENSHIP OR PLACE OR ORGANIZATION
       |         Delaware
_______|_______________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |   291,922
  PERSON       |_____|________________________________________________________
   WITH        |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   291,922
_______________|_____|_________________________________________________________
       |
   11  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   291,922
_______|_______________________________________________________________________
       |
   12  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   13  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       |   2.2%
_______|_______________________________________________________________________
       |
   14  |   TYPE OF REPORTING PERSON
       |   PN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 7 of 21 Pages
          -----------                                            ---  ----
______________________                                       __________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |         HealthCare Partners IV, L.P.
_______|______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    SOURCE OF FUNDS*
       |         N/A
_______|_______________________________________________________________________
       |
    5  |    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
       |    PURSUANT TO ITEMS 2(3) OR 2(e)                             [ ]
_______|_______________________________________________________________________
       |
    6  |    CITIZENSHIP OR PLACE OR ORGANIZATION
       |         Delaware
_______|_______________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |   291,922
  PERSON       |_____|________________________________________________________
   WITH        |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   291,922
_______________|_____|_________________________________________________________
       |
   11  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   291,922
_______|_______________________________________________________________________
       |
   12  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   13  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       |   2.2%
_______|_______________________________________________________________________
       |
   14  |   TYPE OF REPORTING PERSON
       |   PN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 8 of 21 Pages
          -----------                                            ---  ----
______________________                                       __________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |         James H. Cavanaugh, Ph.D.
_______|______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    SOURCE OF FUNDS*
       |         N/A
_______|_______________________________________________________________________
       |
    5  |    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
       |    PURSUANT TO ITEMS 2(3) OR 2(e)                             [ ]
_______|_______________________________________________________________________
       |
    6  |    CITIZENSHIP OR PLACE OR ORGANIZATION
       |         U.S.A.
_______|_______________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |   4,482,385
  PERSON       |_____|________________________________________________________
   WITH        |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   4,482,385
_______________|_____|_________________________________________________________
       |
   11  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   4,482,385
_______|_______________________________________________________________________
       |
   12  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   13  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       |   33.8%
_______|_______________________________________________________________________
       |
   14  |   TYPE OF REPORTING PERSON
       |   IN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 9 of 21 Pages
          -----------                                            ---  ----
______________________                                       __________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |         Harold R. Werner
_______|______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    SOURCE OF FUNDS*
       |         N/A
_______|_______________________________________________________________________
       |
    5  |    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
       |    PURSUANT TO ITEMS 2(3) OR 2(e)                             [ ]
_______|_______________________________________________________________________
       |
    6  |    CITIZENSHIP OR PLACE OR ORGANIZATION
       |         U.S.A.
_______|_______________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |   4,482,385
  PERSON       |_____|________________________________________________________
   WITH        |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   4,482,385
_______________|_____|_________________________________________________________
       |
   11  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   4,482,385
_______|_______________________________________________________________________
       |
   12  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   13  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       |   33.8%
_______|_______________________________________________________________________
       |
   14  |   TYPE OF REPORTING PERSON
       |   IN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 10 of 21 Pages
          -----------                                            ----  ----
______________________                                       __________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |         John W. Littlechild
_______|______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    SOURCE OF FUNDS*
       |         N/A
_______|_______________________________________________________________________
       |
    5  |    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
       |    PURSUANT TO ITEMS 2(3) OR 2(e)                             [ ]
_______|_______________________________________________________________________
       |
    6  |    CITIZENSHIP OR PLACE OR ORGANIZATION
       |         U.S.A.
_______|_______________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |   4,482,385
  PERSON       |_____|________________________________________________________
   WITH        |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   4,482,385
_______________|_____|_________________________________________________________
       |
   11  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   4,482,385
_______|_______________________________________________________________________
       |
   12  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   13  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       |   33.8%
_______|_______________________________________________________________________
       |
   14  |   TYPE OF REPORTING PERSON
       |   IN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 11 of 21 Pages
          -----------                                            ----  ----
______________________                                       __________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |         William Crouse
_______|______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    SOURCE OF FUNDS*
       |         N/A
_______|_______________________________________________________________________
       |
    5  |    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
       |    PURSUANT TO ITEMS 2(3) OR 2(e)                             [ ]
_______|_______________________________________________________________________
       |
    6  |    CITIZENSHIP OR PLACE OR ORGANIZATION
       |         U.S.A.
_______|_______________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |   4,482,385
  PERSON       |_____|________________________________________________________
   WITH        |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   4,482,385
_______________|_____|_________________________________________________________
       |
   11  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   4,482,385
_______|_______________________________________________________________________
       |
   12  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   13  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       |   33.8%
_______|_______________________________________________________________________
       |
   14  |   TYPE OF REPORTING PERSON
       |   IN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 12 of 21 Pages
          -----------                                            ----  ----
______________________                                       __________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |         Mark Leschly
_______|______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    SOURCE OF FUNDS*
       |         N/A
_______|_______________________________________________________________________
       |
    5  |    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
       |    PURSUANT TO ITEMS 2(3) OR 2(e)                             [ ]
_______|_______________________________________________________________________
       |
    6  |    CITIZENSHIP OR PLACE OR ORGANIZATION
       |         U.S.A.
_______|_______________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |   1,286,000
  PERSON       |_____|________________________________________________________
   WITH        |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   1,286,000
_______________|_____|_________________________________________________________
       |
   11  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   1,286,000
_______|_______________________________________________________________________
       |
   12  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   13  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       |   9.7%
_______|_______________________________________________________________________
       |
   14  |   TYPE OF REPORTING PERSON
       |   IN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 13 of 21 Pages
          -----------                                            ----  ----
______________________                                       __________________

Item 1.      Security and Issuer

              (a)    Title of Class of Securities

                     Common Stock, $0.01 par value ("Shares").

              (b)    Name of Issuer

                     Diacrin, Inc.

              (c)    Address of Issuer's Principal Executive Officers

                     Building 96, 13th Street
                     Charlestown Navy Yard
                     Charlestown, Massachusetts 02129


Item 2.      Identity and Background

              (a) This statement if filed by HealthCare Ventures II, L.P. ("HCV II"), HealthCare Partners II, L.P. ("HCP II"), HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

              (b) The business address for HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Messrs. Littlechild and Leschly is One Kendall Square, Building 300, Cambridge Massachusetts 02139.

              (c)    James H. Cavanaugh, Ph.D. is the President of
                     HealthCare Ventures LLC ("HCV"), the management company for HCV II, HCV III and HCV IV. Messrs. Werner and Crouse are each a Managing Director of HCV. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP II and Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are general partners of HCP III and HCP
                     IV. Mr. Littlechild is also a director of the Issuer.

              (d) Each of HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar

--------

(1) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP II, which is the general partner of HCV II, and Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are general partners of each of HCP III and HCP IV, which is the general partner of each of HCV III and HCV IV, respectively, the record holder of Issuer's securities.

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 14 of 21 Pages
          -----------                                            ----  ----
______________________                                       __________________


                     misdemeanors).

              (e) Each of HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly have not been, during the last five years, a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of any such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violations with respect to such laws.

              (f) HCV II, HCP II, HCV III, HCP III, HCV IV and HCP IV are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are United States citizens.


Item 3.      Source and Amount of Funds or Other Considerations

             Not applicable.

Item 4.      Purpose of Transaction

             Not applicable.

Item 5.      Interest in Securities of the Issuer

              (a) As of January 1, 1998: (i) HCV II and HCP II beneficially owned 3,196,385 of Issuer's Common Stock; (ii) HCV III and HCP III beneficially owned 994,078 Shares of Issuer's Common Stock; (iii) HCV IV and HCP IV beneficially owned 291,922 Shares of Issuer's Common Stock; (iv) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse beneficially owned 4,482,385 Shares of Issuer's Common Stock; and (v) Mr. Leschly beneficially owned 1,286,000 Shares of Issuer's Common Stock.

                     As of January 1, 1998: (i) the 3,196,385 Shares of Issuer's Common Stock beneficially owned by HCV II and HCP II constitute 24.1% of Issuer's Shares, outstanding; (ii) the 994,078 Shares of Issuer's Common Stock beneficially owned by HCV III and HCP III constitute 7.5% of Issuer's Shares outstanding; (iii) the 291,922 Shares of Issuer's Common Stock beneficially owned by HCV IV and HCP IV constitute 2.2% of Issuer's Shares outstanding; (iv) the 4,482,385 Shares of Issuer's Common Stock beneficially owned by Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse constitute 33.8% of Issuer's Shares outstanding; and (v) the 1,286,000 Shares of Issuer's Common Stock beneficially owned by Mr. Leschly constitute 9.7% of Issuer's Shares outstanding.

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 15 of 21 Pages
          -----------                                            ----  ----
______________________                                       __________________


              (b)    Number of shares as to which such person has:

                     (i)    sole power to vote or to direct the vote:

                            Inapplicable.

                     (ii)   shared power to vote or to direct the vote:

                            HCV II and HCP II share the power to vote or to direct the vote of those Shares owned by HCV II. HCV III and HCP III share the power to vote or to direct the vote of those Shares owned by HCV III. HCV IV and HCP IV share the power to vote or to direct the vote of those Shares owned by HCV IV. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or to direct the vote of those Shares owned by HCV II and Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or to direct the vote of those Shares owned by HCV III and HCV IV.

                     (iii) sole power to dispose or to direct the disposition of:

                            Inapplicable.

                     (iv) shared power to dispose of or to direct the disposition of:

                            HCV II and HCP II share the power to dispose of or to direct the disposition of those Shares owned by HCV II. HCV III and HCP III share the power to dispose of or to direct the disposition of those Shares owned by HCV III. HCV IV and HCP IV share the power to dispose of or to direct the disposition of those Shares owned by HCV IV. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or to direct the disposition of those Shares owned by HCV II, HCV III and HCV IV.

              (c) On January 1, 1998, Mr. Leschly became a general partner of each of HCP III and HCP IV and, accordingly, became the beneficial ownership of those Shares owned by HCV III and HCV IV.

              (d)    Inapplicable

              (e)    Inapplicable

Item 6. Contracts, Arrangements, Understandings or Relationship with respect to Securities of the Issuer

              On March 26, 1992, HCV III and HCV IV entered into an InterFund Agreement which provides for HCV III and HCV IV to coordinate their investment activities so as to acquire, hold and dispose of identical securities in proportion to their respective contributed capital.

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 16 of 21 Pages
          -----------                                            ----  ----
______________________                                       __________________

Item 7.       Materials to Be Filed as Exhibits

              (A)    Agreement to Jointly File


              (B) InterFund Agreement dated as of March 26, 1992 between HCV III and HCV IV.*



*Previously filed as an Exhibit to the Schedule 13D filed by HCV III and HCV IV on June 9, 1995.

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 17 of 21 Pages
          -----------                                            ----  ----
______________________                                       __________________


                                   SIGNATURES

                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 10, 1998                        HealthCare Ventures II, L.P.,
        Princeton, New Jersey                    by its General Partner,
                                                 HealthCare Partners II, L.P.


                                                 By: /s/ Jeffrey Steinberg
                                                    --------------------------
                                                     A General Partner


Dated:  February 10, 1998                        HealthCare Partners II, L.P.
        Princeton, New Jersey

                                                 By: /s/ Jeffrey Steinberg
                                                    --------------------------
                                                     A General Partner


Dated:  February 10, 1998                        HealthCare Ventures III, L.P.
        Princeton, New Jersey                    by its General Partner,
                                                 HealthCare Partners III, L.P.


                                                 By: /s/ Jeffrey Steinberg
                                                    --------------------------
                                                     A General Partner


Dated:  February 10, 1998                        HealthCare Partners III, L.P.
        Princeton, New Jersey

                                                 By: /s/ Jeffrey Steinberg
                                                    --------------------------
                                                     A General Partner


Dated:  February 10, 1998                        HealthCare Ventures IV, L.P.
        Princeton, New Jersey                    by its General Partner,
                                                 HealthCare Partners IV, L.P.


                                                 By: /s/ Jeffrey Steinberg
                                                    --------------------------
                                                     A General Partner

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 18 of 21 Pages
          -----------                                            ----  ----
______________________                                       __________________


Dated:  February 10, 1998                      HealthCare Partners IV, L.P.
        Princeton, New Jersey

                                               By: /s/ Jeffrey Steinberg
                                                  --------------------------
                                                   A General Partner


Dated:  February 10, 1998                      By: /s/ Jeffrey Steinberg
        Princeton, New Jersey                      ----------------------------
                                                      James H. Cavanaugh, Ph.D.


Dated:  February 10, 1998                      By: /s/ Jeffrey Steinberg
        Princeton, New Jersey                      ----------------------------
                                                      Harold R. Werner


Dated:  February 10, 1998                      By: /s/ Jeffrey Steinberg
        Cambridge, Massachusetts                   ----------------------------
                                                      John W. Littlechild


Dated:  February 10, 1998                      By: /s/ Jeffrey Steinberg
        Princeton, New Jersey                      ----------------------------
                                                      William Crouse


Dated:  February 10, 1998                      By: /s/ Jeffrey Steinberg
        Cambridge, Massachusetts                   ----------------------------
                                                      Mark Leschly

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 19 of 21 Pages
          -----------                                            ----  ----
______________________                                       __________________


                                  EXHIBIT INDEX



       Exhibit                  Description                           Page No.
       -------                  -----------                           --------


      Exhibit A            Agreement to Jointly File                     20

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 20 of 21 Pages
          -----------                                            ----  ----
______________________                                       __________________


                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13D


                  The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned's ownership of securities of Diacrin, Inc. and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.



Dated:  February 10, 1998                 HealthCare Ventures II, L.P.,
        Princeton, New Jersey                      by its General Partner,
                                                   HealthCare Partners II, L.P.


                                          By: /s/ Jeffrey Steinberg
                                              ---------------------------------
                                              A General Partner


Dated:  February 10, 1998                 HealthCare Partners II, L.P.
        Princeton, New Jersey

                                          By: /s/ Jeffrey Steinberg
                                              ---------------------------------
                                              A General Partner


Dated:  February 10, 1998                 HealthCare Ventures III, L.P.
        Princeton, New Jersey                      by its General Partner,
                                                   HealthCare Partners III, L.P.


                                          By: /s/ Jeffrey Steinberg
                                              ---------------------------------
                                              A General Partner


Dated:  February 10, 1998                 HealthCare Partners III, L.P.
        Princeton, New Jersey

                                          By: /s/ Jeffrey Steinberg
                                              ---------------------------------
                                              A General Partner

______________________                                       ___________________

CUSIP No.  25243N103                  13D                    Page 21 of 21 Pages
          -----------                                            ----  ----
______________________                                       __________________

Dated:  February 10, 1998                 HealthCare Ventures IV, L.P.
        Princeton, New Jersey                      by its General Partner,
                                                   HealthCare Partners IV, L.P.


                                          By: /s/ Jeffrey Steinberg
                                              ---------------------------------
                                              A General Partner


Dated:  February 10, 1998                   HealthCare Partners IV, L.P.
        Princeton, New Jersey

                                          By: /s/ Jeffrey Steinberg
                                              ---------------------------------
                                              A General Partner


Dated:  February 10, 1998                 By: /s/ Jeffrey Steinberg
        Princeton, New Jersey                 ---------------------------------
                                              James H. Cavanaugh, Ph.D.



Dated:  February 10, 1998                 By: /s/ Jeffrey Steinberg
        Princeton, New Jersey                 ---------------------------------
                                              Harold R. Werner



Dated:  February 10, 1998                 By: /s/ Jeffrey Steinberg
        Cambridge, Massachusetts              ---------------------------------
                                              John W. Littlechild



Dated:  February 10, 1998                 By: /s/ Jeffrey Steinberg
        Princeton, New Jersey                 ---------------------------------
                                              William Crouse


Dated:  February 10, 1998                 By: /s/ Jeffrey Steinberg
        Cambridge, Massachusetts              ---------------------------------
                                              Mark Leschly